Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

MGO Global, Inc.

We consent to the inclusion in the Amendment No. 5 to the Form S-1 Registration Statement of MGO Global, Inc. (the “Company”) our report dated August 2, 2022, (except for the effects on the financial statements of the restatement described in Note 2, as to which the date is October 24, 2022) relating to our audit of the balance sheets as of December 31, 2021 and 2020, and statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2021 and 2020.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ BF Borgers CPA PC

Certified Public Accountants
Lakewood, Colorado
December 29, 2022